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                                                                                                         EXHIBIT 99


                                               TXU US HOLDINGS COMPANY AND SUBSIDIARIES
                                              CONDENSED STATEMENT OF CONSOLIDATED INCOME
                                                              (Unaudited)



                                                                                              Twelve Months Ended
                                                                                              September 30, 2004
                                                                                              -------------------
                                                                                             (millions of dollars)

Operating revenues........................................................................              $ 9,072

Operating expenses:
   Cost of energy sold and delivery fees..................................................                3,804
   Operating costs........................................................................                1,423
   Depreciation and amortization..........................................................                  738
   Selling, general and administrative expenses...........................................                  887
   Franchise and revenue-based taxes......................................................                  371
   Other income...........................................................................                  (73)
   Other deductions.......................................................................                  334
   Interest income........................................................................                  (32)
   Interest expense and related charges...................................................                  595
                                                                                                         -------
     Total costs and expenses.............................................................                8,047
                                                                                                         -------

Income from continuing operations before income taxes and extraordinary gain..............                1,025

Income tax expense........................................................................                  320
                                                                                                         ------

Income from continuing operations before extraordinary gain...............................                  705

Loss from discontinued operations, net of tax benefit.....................................                  (48)

Extraordinary gain, net of tax effect.....................................................                   16
                                                                                                         ------

Net income................................................................................                  673

Preferred stock dividends.................................................................                    2
                                                                                                        -------
Net income available for common stock.....................................................              $   671
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